UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2018

EVENTBRITE, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-38658	14-1888467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 5th Street, 7th Floor

San Francisco, California 94103

(415) 692-7779

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2018, Eventbrite, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement provides for (i) a senior secured term loan facility in an aggregate principal amount of $75.0 million (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”). The Revolving Facility includes a $10,000,000 subfacility for the issuance of letters of credit. The full amount of the Term Loan Facility was drawn on September 27, 2018 (the “Closing Date”). The Term Loan Facility and the Revolving Credit Facility will each mature on the fifth anniversary of the Closing Date.

Proceeds of the Term Loan Facility and the Revolving Credit Facility, if drawn, will be used for general corporate purposes. The Credit Agreement permits the Company to increase the loans or commitments under the Credit Facilities by up to $50.0 million in the aggregate, subject to customary conditions. Optional prepayments of borrowings under the Credit Facilities are permitted at any time, in whole or in part, and are not subject to a prepayment premium or penalty, except with respect to customary breakage payment for LIBOR based loans repaid at other than the end of an interest period. Subject to certain exceptions, the Credit Agreement requires the Company to prepay outstanding borrowings under the Term Loan Facility with the net cash proceeds of certain asset sales, certain casualty events, certain issuances of debt and a portion of Excess Cash Flow (as defined in the Credit Agreement).

The Credit Facilities are guaranteed by the Company’s existing and future direct and indirect wholly owned material domestic subsidiaries (the “Guarantors”). Obligations under the Credit Facilities are secured by first priority security interests in substantially all of the Company’s and each Guarantor’s current and future assets, including a pledge of the capital stock of subsidiaries held by the Company or the Guarantors (which pledge, in the case of any foreign subsidiary, is limited to 65% of the voting capital stock and 100% of the non-voting stock of such foreign subsidiary).

All outstanding amounts under the Credit Facilities will bear interest, at the Company’s option, at (i) a reserve adjusted LIBO Rate (determined in accordance with the Credit Agreement) plus a margin between 2.25% and 2.75% or (ii) a base rate (determined in accordance with the Credit Agreement) plus a margin between 1.25% and 1.75%, in each case determined on a quarterly basis based on the Company’s consolidated total leverage ratio. Borrowings under the Credit Facilities will initially bear interest at the LIBO Rate plus 2.50% or the base rate plus 1.50%. The loans under the Term Loan Facility amortize at a rate of 7.5% per annum for the first two years of the Credit Facilities and 10.0% per annum for the third and fourth years and the first three quarters of the fifth year of the Credit Facilities, with the balance due at maturity. The Revolving Facility has a commitment fee, which currently accrues at 0.40% on the daily unused amount of the aggregate revolving commitments of the lenders.

The Credit Agreement contains customary affirmative covenants for facilities of this type, including, among others, covenants relating to: (1) financial reporting and other obligations; (2) notices of defaults, litigation and other material events; (3) conduct of business and maintenance of existence; (4) payment of taxes and other obligations; (5) maintenance of property; (6) maintenance of insurance; (7) maintenance of books and records; (8) rights of inspection; (9) compliance with laws and regulations; (10) use of proceeds and letters of credit; and (11) additional subsidiary guarantors and other further assurances.

The Credit Agreement contains customary negative covenants for facilities of this type, including, among others, limitations on: (1) debt; (2) liens; (3) mergers and consolidations; (4) dispositions; (5) changes in lines of business; (6) investments and acquisitions; (7) restricted payments; (8) transactions with affiliates; (9) restrictive agreements; (10) prepayments and modifications of subordinated debt; (11) sale-leasebacks; (12) changes in fiscal periods; (13) amendments to organizational documents; and (14) use of proceeds and letters of credit.

The Credit Agreement contains financial maintenance covenants consisting of: (1) a maximum consolidated total leverage ratio covenant; (2) a minimum interest coverage ratio covenant; and (3) a minimum liquidity ratio covenant. These financial covenants will first be tested at the fiscal quarter ending December 31, 2018.

The Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among others, defaults related to non-payment of obligations, inaccuracy of representations or warranties, non-performance of covenants and obligations, default on other material debt, bankruptcy or insolvency events, material judgments, change of control, material ERISA events and certain customary events of default relating to collateral or guarantees of the Company, the Guarantors or any subsidiary that becomes a guarantor. If an event of default occurs under the Credit Agreement, the lenders may, among other things, terminate their commitments and declare immediately payable all outstanding borrowings.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the consummation of the Company’s initial public offering, on September 25, 2018, the Company terminated (a) that certain Loan and Security Agreement dated as of June 30, 2017, between the Company, Venture Lending & Leasing VII, Inc., a Maryland corporation (“VLL7 Lender”), and Venture Lending & Leasing VIII, Inc., a Maryland corporation (“VLL8 Lender” and, together with the VLL7 Lender, the “Lenders”), as supplemented by the Supplement to the Loan and Security Agreement dated as of June 30, 2017 and as amended by the Amendment No. 1 to the Supplement to Loan and Security Agreement, dated as of May 29, 2018 (as so supplemented and amended, the “2017 WTI Loan Agreement”), and (b) that certain Loan and Security Agreement dated as of May 29, 2018 between Borrower and VLL8 Lender, as supplemented by the Supplement to the Loan and Security Agreement dated as of May 29, 2018 (as so supplemented, the “2018 WTI Loan Agreement” and together with the 2017 Loan Agreement, the “WTI Loan Agreements”). In connection with the termination of the WTI Loan Agreements, all outstanding borrowings and all unpaid fees thereunder were paid in full and all commitments thereunder were terminated. There was approximately $74.2 million aggregate principal amount of outstanding borrowings under the WTI Loan Agreements at the time of termination. The Company was also required to pay approximately $6.8 million in the form of a prepayment premium in connection with the termination of the WTI Loan Agreements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 27, 2018, among Eventbrite, Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTBRITE, INC.

Date: October 1, 2018	By:	/s/ Julia Hartz
Julia Hartz Chief Executive Officer